EXHIBIT 99.1



               DENNIS J. GILMORE APPOINTED CHIEF OPERATING OFFICER
                       FOR THE FIRST AMERICAN CORPORATION

SANTA ANA, Calif., Nov. 10, 2004 - The First American Corporation (NYSE: FAF), the nation's largest data provider, today announced that Dennis J. Gilmore has been appointed to the newly created position of chief operating officer for the corporation, reporting to Parker S. Kennedy.

     As chief operating officer, Gilmore will be responsible for helping establish the strategic course of the company's operating and technology initiatives and managing its offshore operations, while continuing in his current role of president of the corporation's Property Information Group.

     "This new role provides an exciting opportunity to drive even greater efficiencies as we continue to develop and implement our corporate strategies," said Gilmore.

     "This promotion recognizes the increasingly prominent role Dennis has played in the growth and leadership of First American," stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. "In addition to his current duties, Dennis will concentrate on our mortgage-related operations and will help to ensure the delivery of the best and most efficient mortgage products to our customers."

     "Our corporate strategy spans several market segments but is driven by the common elements of information, data, process and technology," stated Craig DeRoy, president of The First American Corporation. "Dennis' experience crosses several of these areas and he will be extremely helpful in making sure First American continues to provide the best in class operational support for all we offer. He will do a great job in this new role."

     Prior to joining First American, Gilmore was vice president for TRTS Data Services, Inc., from 1988 until the company was acquired by First American in 1991. He went on to serve as senior vice president in charge of loan servicing for Western Federal Savings for two years before joining First American as regional vice president for First American Real Estate Tax Service in 1993. A year later, Gilmore transitioned to First American Title Insurance Company, where he established the Lenders Advantage Division and oversaw its expansion throughout the United States. With the formation of First American's joint venture with Experian in 1997, Gilmore was promoted to president of First American Real Estate Solutions and assumed leadership of First American's Property Information Group. His extensive knowledge of title operations, mortgage-related services and property information led to his most recent promotion to executive vice president for the holding company in January 2004, allowing him to focus on the design and integration of products and services involving multiple operating segments.

     Gilmore holds bachelor's and master's degrees in business administration from San Diego State University and Loyola Marymount University, respectively. A native of California, he currently resides in Coto de Caza, Calif., with his wife, Alison, and their three daughters.

     The First American Corporation is a Fortune 500 company that traces its history to 1889. As the nation's largest data provider, the company supplies businesses and consumers with information resources in connection with the major economic events of people's lives, such as getting a job; renting an apartment; buying a car, house, boat or airplane; securing a mortgage; opening or buying a business; and planning for retirement. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within six primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $6.21 billion in 2003, First American has 30,000 employees in approximately 1,800 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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